Exhibit 21

Subsidiaries of Registrant

The following is a list of subsidiaries of Lands’ End, Inc., the names under which such subsidiaries do business, and the state or country in which each was organized.

Names                            State or Other Jurisdiction of Organization

Lands’ End Canada Outfitters ULC                        Canada

Lands’ End Direct Merchants, Inc.                        Delaware

Lands’ End International, Inc.                            Delaware
Lands’ End Europe Limited                        England and Wales
Lands’ End GmbH                            Germany
Lands’ End Japan, Inc.                            Delaware

Lands’ End Japan, KK                                Japan

Lands’ End Media Company                            Wisconsin

Lands’ End Publishing, LLC                            Delaware

LEGC, LLC                                    Virginia